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                                                                    EXHIBIT 99.4

                                                                        ANNEX B

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                                                 March 25, 1997

Board of Directors
Foodbrands America, Inc.
1601 Northwest Expressway, Suite 1700
Oklahoma City, OK 73118-1495

Gentlemen:

  We understand that Foodbrands America, Inc. ("Foodbrands" or the "Company"), IBP, inc. ("IBP") and IBP Sub, Inc., a wholly-owned subsidiary of IBP ("IBP Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 25, 1997 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by IBP Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Foodbrands Common Stock") of Foodbrands for $23.40 per share net to the seller in cash, and (ii) the merger (the "Merger") of IBP Sub with and into Foodbrands. Pursuant to the Merger, Foodbrands will become a wholly-owned subsidiary of IBP and each outstanding share of Foodbrands Common Stock, other than shares held in treasury or by any wholly-owned subsidiary of Foodbrands or held by IBP or any affiliate of IBP or as to which dissenters' rights have been perfected, will be converted into the right to receive $23.40 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the consideration to be received by the holders of shares of Foodbrands Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than IBP and its affiliates).

  For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of the Company;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  (iii) analyzed certain financial projections, including projections of the utilization for tax purposes of the Company's Net Operating Loss carryforwards, prepared by the management of the Company;

  (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  (v) reviewed the pro forma impact of the Merger on IBP's earnings per share, cash flow, consolidated capitalization and credit ratios;

  (vi) reviewed the reported prices and trading activity for the Foodbrands Common Stock;

  (vii) compared the financial performance of the Company and the prices and trading activity of the Foodbrands Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (ix) participated in discussions and negotiations among representatives of the Company, IBP and certain other parties and their financial and legal advisors;

  (x) reviewed the draft Merger Agreement and certain related documents; and

  (xi) performed such other analyses as we have deemed appropriate;

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or
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appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services.

  It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission.

  Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Foodbrands Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than IBP and its affiliates).

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated


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